Exhibit 99.1

AN2 Therapeutics Reports Second Quarter 2026 Financial Results and Recent Business and Scientific Highlights

Expanding Phase 2 study start-up activities to support global trial of oral epetraborole in polycythemia vera

Enrollment ongoing in Phase 2 investigator-initiated trial of epetraborole for M. abscessus lung disease

Positive non-human primate efficacy and favorable Phase 1 clinical pharmacokinetics and safety profile support planned Phase 2 initiation of AN2-502998 in chronic Chagas disease by year-end

Plan to advance second boron-based compound into development in 2026

Menlo Park, CA – August 11, 2026 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a clinical stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics derived from its boron chemistry platform, today reported financial results for the second quarter ended June 30, 2026.

“AN2 will have three Phase 2 programs underway by the end of this year, all of which have the potential to address major unmet needs. Our near-term focus is advancing start-up activities for the Phase 2 EBO-PV-201 study in polycythemia vera. We recently held a pre-IND meeting with the FDA and are expanding the Phase 2 study to include sites in the U.S. and Australia,” said Eric Easom, Co-Founder, Chairman, President and CEO of AN2 Therapeutics. “Enrollment is ongoing in an investigator-initiated Phase 2 study in M. abscessus lung disease. In our chronic Chagas program, compelling non-human primate efficacy data and a favorable clinical PK and safety profile from our Phase 1 study support planned initiation of a Phase 2 trial by year-end. We are also expanding our pipeline, having declared our first development candidate for solid tumors earlier this year and expecting to advance a second development candidate by the end of 2026. Collectively, these achievements underscore the potential of our boron chemistry platform to deliver differentiated therapies across multiple disease areas.”

Second Quarter & Recent Business Updates:

Polycythemia vera

•
Advancing start-up activities for the global Phase 2 trial of oral epetraborole in polycythemia vera

In March 2026, the Company outlined plans to expand the development of oral epetraborole into a Phase 2 proof-of-concept clinical study in adults with phlebotomy-dependent polycythemia vera (PV). PV is a slowly progressing blood cancer characterized by overproduction of red blood cells in the bone marrow. This overproduction increases hematocrit, which can lead to serious medical complications, including arterial and venous thromboembolic events. If untreated, PV can be life-threatening. Despite available therapies, such as burdensome periodic therapeutic phlebotomies, many patients experience uncontrolled hematocrit levels and persistent symptoms, requiring long-term management to maintain adequate disease control. PV is estimated to affect approximately 155,000 people in the U.S.

The Company recently held a pre-IND meeting with the FDA and now plans to expand the Phase 2 study (EBO-PV-201) to add sites in the U.S. and Australia, with an IND filing expected in the third quarter of 2026. As a result of this expansion, Phase 2 enrollment is anticipated to commence in the fourth quarter of 2026, beginning with an open-label sentinel cohort at a sub-therapeutic dose aimed at assessing pharmacokinetics and safety in PV patients. Following successful conclusion of the sentinel group, the safety monitoring committee will advise on dose selections for Part 1, an open-label, single arm, 28-week evaluation of epetraborole’s ability to maintain hematocrit control and reduce the frequency of phlebotomy in phlebotomy-dependent PV patients. The Company anticipates releasing Part 1 data periodically throughout 2027.

M. abscessus complex lung disease

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Enrollment ongoing in Phase 2 investigator-initiated clinical trial of epetraborole in patients with M. abscessus lung disease

Building on the learnings from AN2’s prior non-tuberculous mycobacterial (NTM) study in treatment-refractory MAC, the Company believes that epetraborole has the potential to address a critical unmet need in M. abscessus lung disease, one of the most difficult-to-treat NTM infections for which no FDA-approved therapy exists. M. abscessus lung disease is a serious NTM infection requiring prolonged therapy, initially often with IV-only antibiotics. People affected by this illness face limited, burdensome treatment options, and high rates of morbidity and mortality. NTM lung disease represents a growing global health concern. It is estimated that approximately 120,000–150,000 people in the U.S. are living with NTM lung disease, of whom 10-15% have infection caused by M. abscessus.

The Company is supporting an investigator-initiated trial and anticipates that data from this study, if positive, could provide clinical proof-of-concept in M. abscessus lung disease and thereby inform the design of a subsequent pivotal trial. Patient enrollment is ongoing. The 84-patient multicenter, randomized, double-blind, placebo-controlled, prospective clinical study is being led by Dr. Kevin Winthrop, Professor of Public Health and Infectious Diseases at the Oregon Health and Sciences University, in conjunction with other investigators across an estimated 10-15 sites in the U.S. The Company anticipates reporting topline results in late 2027, subject to enrollment progress.

Chagas disease

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Announced positive enabling data from two studies of oral AN2-502998, under development for chronic Chagas disease, which support advancement to Phase 2 proof-of-concept study anticipated to start in 2026

The Company is studying AN2-502998, an oral, boron-based small molecule CPSF3 inhibitor for the treatment of chronic Chagas disease, also known as American trypanosomiasis. Chagas disease is caused by the parasite Trypanosoma cruzi (T. cruzi). Over 300,000 people are estimated to be infected in the U.S., 200,000 across Europe and Japan, and about 10 million worldwide. Left untreated, chronic T. cruzi infection is lifelong and can be life threatening. The parasite T. cruzi silently damages the heart and digestive system, with ~20-30% of people developing serious cardiac damage resulting in heart failure, stroke, or sudden death. There are no FDA-approved treatments for adults with Chagas disease.

In June 2026, the Company announced positive results from two studies that it believes support the planned initiation later this year of a Phase 2 trial of AN2-502998 in chronic Chagas disease. In the non-human primate (NHP) efficacy study, 28 days of treatment with AN2-502998 resulted in 100% parasitic elimination at target exposures attainable in humans, in NHP’s with naturally acquired, chronic T. cruzi infection. In the Phase 1 first-in-human study, AN2-502998 was generally well tolerated at exposure levels consistent with NHP efficacy thresholds.

AN2-502998 is the only compound of which the Company is aware to have demonstrated curative activity in preclinical studies across multiple species, including in NHPs with long-term, naturally acquired chronic infections caused by diverse T. cruzi genetic types. The Company believes that efficacy in naturally infected NHPs is the most clinically relevant predictor of efficacy for human chronic Chagas disease.

The Company expects to initiate a Phase 2 proof-of-concept study in adults with chronic Chagas disease in late 2026.

Boron chemistry pipeline

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Advancing ENPP1 candidate for the potential treatment of solid tumors

The Company is prioritizing targets in oncology and bone disorders where it believes boron chemistry may offer a competitive advantage in terms of binding-site differentiation, pharmacodynamics, drug-like properties and IP, including initially ENPP1 and PI3Kα. The unique binding modes of boron-containing compounds enable the discovery of inhibitors with high ligand efficiency against targets considered undruggable or difficult to access with traditional chemistry approaches. Boron chemistry has produced first-in-class molecules against a number of targets including CPSF3 (AN2-502998 and acoziborole) and LeuRS (epetraborole, ganfeborole and tavaborole). The Company has discovered preclinical compounds that demonstrate sub-nanomolar activity, high selectivity and excellent oral pharmacokinetic properties. Earlier this year, the Company declared a development candidate (ENPP1) for the treatment of solid tumors and expects to advance a second development candidate by the end of 2026.

Selected Second Quarter Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the second quarter of 2026 were $6.0 million, compared to $3.2 million for the same period during 2025 due to increased chemistry manufacturing and controls (CMC) expenses, other miscellaneous expenses, consulting and outside services, preclinical and research studies expenses, and clinical trial expenses. These increases were partially offset by a decrease in personnel-related expenses.
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General and Administrative (G&A) Expenses: G&A expenses for the second quarter of 2026 were $2.9 million, compared to $4.0 million for the same period in 2025 due to decreased professional and outside services expenses and personnel-related expenses.
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Interest Income: Interest income for the second quarter of 2026 was $0.7 million, compared to $0.8 million for the same period during 2025 due to lower average cash, cash equivalents, and investment balances and lower interest rates in 2026 as compared to 2025.
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Net Loss: Net loss for the second quarter of 2026 was $8.2 million, compared to $6.5 million for the same period during 2025.
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Cash Position: The Company had cash, cash equivalents and investments of $79.9 million at June 30, 2026. The Company projects that existing cash, cash equivalents, and investments will sustain operations into 2029 under the current operating plan.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the discovery and development of novel small-molecule therapeutics derived from our boron chemistry platform. Our development pipeline spans hematologic diseases, infectious diseases, and oncology with three Phase 2 studies expected to be active in 2026, two preclinical candidates, as well as advanced research programs focused on targets in oncology, bone disorders, and infectious diseases. We are committed to delivering high-impact drugs to patients that address critical unmet needs and improve health outcomes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other similar expressions. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential of the Company’s boron chemistry platform and advancement of the Company’s development programs; support for the Company’s polycythemia vera program; expectations regarding the Company’s preclinical studies and clinical trials, including initiation, enrollment, conduct, sites, leadership, and investigators, the timing of data and related announcements, and regulatory clearance to proceed with trials; market size ; the predictivity of data; cash runway; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives, and intentions, are not guarantees of future performance, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s clinical trials and investigator-initiated clinical trials; AN2’s ability to procure sufficient supply of its product candidates for its clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary, or expected results; the ability of particular preclinical models in non-human primates to predict safety and efficacy in humans; significant adverse events, toxicities, or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; AN2’s ability to obtain, maintain, or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contact:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Investor and Media Contact:

Anne Bowdidge

ir@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$6,019	$3,200	$12,762	$10,890
General and administrative	2,885	4,016	6,693	7,863
Total operating expenses	8,904	7,216	19,455	18,753
Loss from operations	(8,904)	(7,216)	(19,455)	(18,753)
Interest income	720	754	1,243	1,642
Other expense	(1)	—	(1)	—
Net loss	$(8,185)	$(6,462)	$(18,213)	$(17,111)
Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.21)	$(0.46)	$(0.57)
Weighted-average number of shares used in computing net loss per share, basic and diluted	44,760,766	30,172,328	39,439,881	30,113,321
Other comprehensive loss:
Unrealized loss on investments	(18)	(23)	(80)	(6)
Comprehensive loss	$(8,203)	$(6,485)	$(18,293)	$(17,117)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2026 (unaudited)	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$44,318	$19,941
Short-term investments	34,069	38,060
Prepaid expenses and other current assets	1,604	1,936
Long-term investments	1,469	2,013
Other assets, long-term	216	—
Total assets	$81,676	$61,950

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,967	$3,021
Other current liabilities	3,618	5,699
Total current liabilities	5,585	8,720
Other non-current liabilities	170	170
Total liabilities	5,755	8,890
Stockholders’ equity	75,921	53,060
Total liabilities and stockholders’ equity	$81,676	$61,950